Wachovia Corporation 201 South College Street Charlotte, NC 28288-5578	WACHOVIA

WACHOVIA ASSET SECURITIZATION, INC. 2002-HE2
OFFICER'S CERTIFICATE OF THE SERVICER

Wachovia Asset Securitization, Inc.
One Wachovia Center,
Charlotte, NC 28288
Attention: Bob Perret
Facsimile: (704) 383-8121

Wachovia Asset Securitization, Inc. 2002-HE2 Trust
c/o Wilmington Trust Company
Rodney Square North
1100 North Market Street
Wilmington, Delaware 19890-0001

Ambac Assurance Corporation
One State Street Plaza
New York, NY 10004
Attention: Risk Management
Consumer Asset-Backed Securities
Facsimile: (212) 363-1459

JP Morgan Chase Bank
450 West 33rd Street
New York, NY 10001-2697
Attention: Institutional Trust Svcs.

Pursuant to Section 3.12 of the Servicing Agreement dated as of December 19, 2002, among Wachovia Bank, National Association, as Servicer, Wachovia Asset Securitization, Inc. 2002-HE2 Trust, as Issuer, and JPMorgan Chase Bank, as Indenture Trustee, the undersigned officer hereby certifies that (i) a review of the activities of the Servicer from January 1, 2004 through December 31, 2004, and of its performance under any servicing agreements to which it is a party, including this Agreement, has been made under such officer's supervision and (ii) to the best of such officer's knowledge, based on such review, the Servicer has complied in all material respects with the minimum servicing standards set forth in the Uniform Single Attestation Program for Mortgage Bankers and has fulfilled all of its material obligations in all material respects throughout such year.

Dated: March 31, 2005	WACHOVIA BANK, NATIONAL ASSOCIATION, As Servicer, /s/ April Hughey April Hughey Vice President